Exhibit 99.1
Nextdoor to Transfer Stock Exchange Listing to Nasdaq Capital Market
SAN FRANCISCO, CA — October 1, 2026 — Nextdoor Holdings, Inc. (NYSE: NXDR), the essential neighborhood network, today announced that it will voluntarily transfer its stock exchange listing to the Nasdaq Capital Market from the New York Stock Exchange, effective October 13, 2026 after market close. Nextdoor Holdings, Inc. common stock is expected to begin trading as a Nasdaq-listed security on October 14, 2026. The Company will retain its current ticker symbol “NXDR”.
“Our stock exchange move will allow us to leverage Nasdaq’s cutting-edge technology and information in serving our shareholders while also driving efficiencies,” said Nextdoor CEO and Co-Founder Nirav Tolia. “We are excited to be joining many of the world’s largest and most innovative companies on Nasdaq.”
Nextdoor uses its Investor Relations website (investors.nextdoor.com), its X handle (x.com/ Nextdoor), its LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Nirav Tolia’s LinkedIn posts (https://www.linkedin.com/in/niravtolia/) and X posts (https://x.com/niravtolia) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
About Nextdoor
Nextdoor (NYSE: NXDR) is the essential neighborhood network for over 110 million verified neighbors, offering trusted local news, real-time safety alerts, neighbor recommendations, for sale and free listings, and events. Nextdoor connects neighbors to the people, places, and information that matter most in their local communities. In addition, businesses, news publishers, and public agencies use Nextdoor to share important information and engage with neighborhoods at scale. Download the app or join the neighborhood at nextdoor.com. For more information and media assets, visit nextdoor.com/newsroom.
Safe Harbor Statement
This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding the transfer of our stock exchange listing from NYSE to Nasdaq. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports we file with the Securities and Exchange Commission (“SEC”), including those more fully described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and other filings and reports that we may file from time to time with the SEC. Copies of reports filed with the SEC are available on the Investor Relations page of our website at investors.nextdoor.com and on the SEC’s website at www.sec.gov.
Contacts

Investor Relations:
Colin Bourland
ir@nextdoor.com
Media Relations:
Kelsey Grady
press@nextdoor.com